EXHIBIT 99.4

Walker & Dunlop Acquisition of CWCapital

Q&A

June 8, 2012

The following Q&A is intended to address questions employees may have regarding Walker & Dunlop’s acquisition of CWCapital.

Q: How will this transaction impact me?

A: We believe that for the majority of employees this acquisition will create excellent career opportunities that come with being part of a larger organization. As soon as more information is available, we will share it with you. For now, you should know that there will be no immediate changes and your job is just as secure as it was yesterday.  Your position and reporting structure remain the same.

Q: Will we be reducing staff in order to gain economies of scale?

A: As I mentioned previously, between now and the close of the transaction, it will be business as usual at Walker & Dunlop.  Between closing and year-end, we will utilize CWCapital’s shared services (e.g., Accounting, HR, IT, Legal and Marketing).  We will look during that time to identify efficiencies between the 2 platforms, which may result in redundancies.  CWCapital is putting forth a plan that keeps all of their employees in place for the rest of the year and a severance package for those employees affected by this transaction.  That said, any deal of this magnitude creates the obligation to analyze everything we do, how we do it and the cost of doing it.  It is my hope that this transaction allows each of us to continue to grow and stretch professionally.

Q: Will the Walker & Dunlop culture change?

A: No!  One of the most exciting things about this transaction is the similarities between Walker & Dunlop and CWCapital.  However, there will be approximately 180 new employees at Walker & Dunlop becoming active and valued members of our team.  We should hope and expect that they will bring new ideas and new ways of thinking.  We want to combine the best from both companies to create an organization focused on its clients and operational excellence.  At the end of the day, the underlying core culture of client first, unquestioned integrity and enjoying what we do will remain the foundation of Walker & Dunlop.

Q: Will Bethesda remain our headquarters?

A: Yes.

Q: Will our benefits change?

A: No.  We are not planning on making any changes outside of the normal course of business to our benefit packages.

Q: Will we continue to use our systems?

A: Yes.  We will look to quickly integrate everyone onto our technology platform, including Salesforce, SharePoint, Enterprise and ADP.

Q: What can be shared about CWCapital?

A: As I have said, CWCapital mirrors Walker & Dunlop in many ways:

•                  First and foremost, their senior management team has worked together for over 20 years to build CWCapital.  They too are known as an entrepreneurial “family” firm and have also grown rapidly over the past few years.

•                  They have approximately 180 employees based in their Needham, MA headquarters (outside of Boston) and throughout their 12 regional offices.  Several of their regional offices align with our national footprint and will allow for space consolidation in Atlanta, Chicago, Dallas, Irvine, New York and Walnut Creek over time.

•                  They value credit.  Through our due diligence process, we have found that they have impeccable credit quality with an absolutely terrific loan portfolio and performance.

•                  In 2011, according to the Mortgage Bankers Association’s Total Originations Rankings:

Category	CW	WD	Combined
As a Lender	12	13	8
Freddie Mac	7	10	3
Fannie Mae	4	3	1
FHA/Ginnie Mae	10	11	6

•                  Their Servicing Portfolio is $16.8 billion.  Combined the portfolio will be over $33 billion.

CWCapital differs from Walker & Dunlop in that:

•                  In addition to our overlapping offices, they also have a presence in Baltimore, MD, Needham, MA, Princeton, NJ, Richmond, VA and Vancouver and Seattle, WA, which will extend Walker & Dunlop’s national reach.

•                  Their growth strategy recently has included expansion into affordable housing and small loan origination.  We are looking forward to learning even more about the synergies between these business lines and our own strategy.

Q: Is there a significant amount of client overlap?

A: There is actually very little.  There are a few clients that are called upon by CWCapital and Walker & Dunlop today.  We will obviously discuss the overlaps with our producers in the coming months.

Q: Will CWCapital executives take leadership roles at Walker & Dunlop?

A: Yes.  Michael Berman, CWCapital’s CEO, will become a member of our executive committee.  There are also several senior members of their production, underwriting, servicing and asset management groups that will play integral roles in the combined company going forward.

Q: How will this deal impact Walker & Dunlop’s ownership?

A: Fortress is expected receive approximately 64% of the purchase price in Walker & Dunlop common stock.  Upon closing, Fortress, through its subsidiary CW Financial Services will own approximately 35% of Walker & Dunlop, making it our largest single stockholder.  In addition they will hold 2 seats on our board of directors.  Credit Suisse will continue to be a significant Walker & Dunlop stockholder.  They will own over 10% of our stock and maintain a seat on our board of directors.

Rule 14a-12 Legend

Walker & Dunlop (the “Company”) and its directors and officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company relating to the issuance of the Company’s shares in connection with the acquisition of CWCapital LLC. Information about the directors and executive officers of the Company and their ownership of the Company’s shares is set forth in the definitive proxy statement for the Company’s 2012 annual meeting of stockholders, filed by the Company with the SEC on April 26, 2012, and in the Company’s statements of changes in beneficial ownership filed on Form 4.

Investors can obtain more information when the proxy statement relating to stockholder approval of the Company’s issuance of shares in connection with the acquisition of CWCapital becomes available.  This proxy statement, and any other documents filed by the Company with the Securities and Exchange Commission (the “SEC”), may be obtained free of charge at the SEC’s website at www.sec.gov or the Company’s website at www.walkerdunlop.com. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.